Exhibit 10.22
RELOCATION SERVICES
AGREEMENT
between
HOMESERVICES RELOCATION, LLC
and
XANODYNE PHARMACEUTICALS, INC.

This Relocation Services Agreement (this “Agreement”) is entered into by and between HomeServices Relocation, LLC, a Delaware limited liability company, with an office at 6800 France Ave. South, Suite 715, Minneapolis, MN 55435 (herein referred to as “HomeServices Relocation”) and Xanodyne Pharmaceuticals, Incorporated with its principal place of business at One Riverfront Place, Newport, KY 41071 (herein referred to as the “Company”) and is effective as of the date signed by all parties set forth below (the “Effective Date”).
In consideration of the covenants contained in this Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the aforementioned parties to this Agreement (the “Parties” or, individually, a “Party”) agree as follows:
Section 1. General Purposes and Scope; Term.
(a)	From time to time, the Company transfers Employees from one location to another. HomeServices Relocation has developed a program of services to assist relocating Employees and desires to provide such services to the Company and its Employees, and the Company desires to make such services available to certain of its Employees, upon the terms and subject to the conditions set forth in this Agreement. Unless the context otherwise provides, all capitalized terms have the meanings set forth in Section 2 hereof.
(b)	The term of this Agreement shall begin on the Effective Date and end on July 1st, 2010, unless sooner terminated as provided below.
Section 2. Definitions.
As used in this Agreement, the following words and phrases shall have the following meanings:
(a)	Adjustments.

The differences between the terms and conditions of the Homesale Agreement and the terms and conditions of a prospective third-party buyer’s offer, by deducting from the proposed price certain costs, including but not limited to the following:
(i)	Estimated mortgage discount points that the Employee would be required to pay;
(ii)	Any real estate brokerage commission in excess of local custom that the Employee would be required to pay;
(iii)	Other expenses that the Employee would be required to incur, such as the cost of repairs or improvements;
(iv)	Estimated closing costs, typically paid by home buyers under local custom, that the Employee would be obligated to pay; and

(v)	Other monetary concessions required of the Employee.
(b)	Appraised Value.

The value of a Property as determined by the appraisal process described in Section 5(a) below.
(c)	Authorized Representative(s).
An individual or individuals the Company designates in writing as having authority to request that HomeServices Relocation provide services to an Employee and to authorize and/or ratify any act, deed or omission by HomeServices Relocation, pursuant to the terms of this Agreement.
(d)	Closing Date.

The date on which title to a Property is conveyed pursuant to a home purchase agreement between HomeServices Relocation and a third-party buyer.
(e)	Company.

The entity designated in the first paragraph of this Agreement, including any divisions, subsidiaries and affiliates of such entity designated by such entity as being covered by this Agreement.

(f)	Direct Costs.

Any and all costs, fees or expenses HomeServices Relocation incurs or accrues (other than Interest Expenses) at any time, whether during or after the term of this Agreement, including but not limited to:
(i)	Carrying costs, such as all taxes other than taxes based on HomeServices Relocation’s net income or capital (including but not limited to real and personal property taxes associated with Properties), assessments, ground rent, condominium charges, water, sewer, lighting and utility charges, routine maintenance, the interest portion of payments on mortgages, and costs for maintaining insurance coverage;
(ii)	Disposition costs, such as costs of deed preparation and preparation of related transfer documents, real estate brokerage commissions, fees for any escrow services, Equity processing fees, fees for obtaining tax certificates, notary fees, state, county, city and other transfer taxes, recording fees or taxes, sales tax imposed on transactions, costs associated with the home buyer obtaining financing and buyer incentive costs including transfer charges, mortgage origination fees, mortgage discount points, and FHA/VA or other mortgage insurance premiums;
(iii)	Other costs, charges, expenses, credits, damages or losses of any kind or nature whatsoever such as costs of repair, improvement, renovation, redecoration and remodeling, costs to repair and restore the Property in excess of condemnation awards or insurance proceeds, losses not covered by HomeServices Relocation’s public liability, fire and extended coverage insurance, all costs incurred for wire transfers, bank charges, messenger service, express mail or overnight delivery, and any loss on sale of the Property (that is, the difference between the Appraised Value, Amended Value, or

Buyer Value Option, as the case may be, and the selling price to a third-party buyer upon the Property’s resale); and
(iv)	Any other costs and/or expenses HomeServices Relocation incurs in connection with the offer to purchase and the purchase of a Property from an Employee, the carrying and maintenance of any Property before resale to a third-party buyer and the resale of any Property to such a buyer or otherwise arising out of or in connection with the performance of services under this Agreement.
(g)	Employee.

Any person the Company designates as being eligible to receive services from HomeServices Relocation pursuant to this Agreement, including any other person residing in the same household and any other person in title to the Property, such as a spouse.
(h)	Encumbrance.
Any charge, claim, community property interest, condition, deed of trust, equitable interest, mortgage, lien, option, pledge, security interest, right of first refusal or restriction of any kind, including any restriction on use, voting (in the case of any security), transfer, receipt of income or exercise of any other attribute of ownership
(i)	Equity.

The Purchase Price plus reserves and impounds, if any, being held by the Employee’s mortgagee, less the amount, as of the Closing Date, of outstanding mortgage balances, liens, encumbrances, claims, charges for repairs, other charges and monetary assessments against or with respect to the Property or any appurtenances or items to be sold with the Property, plus or minus the net amount of all closing adjustments and prorated amounts calculated as of the latter of the Vacate Date or the Execution Date.

(j)	Execution Date.

The date upon which HomeServices Relocation executes the Homesale Agreement and returns it to the Employee.

(k)	Funds Transfer Request

The written request from Homeservices Relocation to the Company setting forth in detail the amount of funds the Company shall pre-fund to HomeServices Relocation to allow Service Provider to make payments as called for in this Agreement (e.g., Equity payments, Direct Costs, Initiation Costs, mortgage prepayments or payoffs, etc.).
(l)	Homesale Agreement.
The home purchase agreement between HomeServices Relocation, or its wholly owned subsidiary and an Employee, which is described and referred to in Section 6 below.

(m)	Initiation.
HomeServices Relocation’s receipt of the Company’s notification, pursuant to Section 4 below, that HomeServices Relocation is to provide services to an Employee.
(n)	Initiation Costs.
Any and all costs, fees or expenses HomeServices Relocation incurs or accrues before making an offer to purchase a Property from an Employee, including but not limited to: appraisal fees, inspection fees (including structural, termite and other pests, radon, asbestos, urea formaldehyde foam insulation, lead based paint and other hazardous or potentially hazardous substances), title examination costs, attorneys’ search fees, title search fees, mortgage condition report fees, abstracting or abstract continuance fees, charges for issuance of title binder, attorney’s title opinion, survey charges and title insurance premiums and fees.
(o)	Interest Expenses.
Interest on Equity Advances, Equity payments, mortgage prepayments, lien payments and the like at the rate specified in Section 10.
(p)	Inventory.
A Property is in Inventory beginning on the Execution Date and ending on the Closing Date.
(q)	Offer Period.
The period commencing on the date HomeServices Relocation sends to an Employee an Offer Letter to purchase, pursuant to Section 6 below, and ending at midnight sixty (60) days thereafter, after which time HomeServices Relocation’s offer expires.
(r)	Property.
A completed one or two family residence located in the United States of America, the U.S. Virgin Islands, Puerto Rico or Canada (including condominiums but excluding cooperative apartments and mobile homes) that is owned by and constitutes the principal residence of the Employee and/or Employee’s spouse (if residing in the same household) as of the date of Initiation. Employee’s name must be on the deed if the Property is jointly owned with another party. Property must comply with all applicable laws, rules and regulations relating to construction, occupancy and zoning thereof and insurable at standard rates for typical hazards, exclusive of land or acreage in excess of a normal lot size typical for the geographic area in which the dwelling is located but in no event in excess of six (6) acres, together with the items of personal property usually and customarily transferred upon the sale thereof. The term “Property” shall include a Special Property except in those cases where the context otherwise requires. Property shall not include a residence that tests positive above the U.S. EPA action level for radon gas, or at any time contained hazardous or toxic substances or materials, or that is partly used for non-residential purposes.

HomeServices Relocation shall determine whether a use is “non-residential” within the meaning of this exclusion.
(s)	Purchase Price.
The price at which HomeServices Relocation offers to purchase a Property from an Employee pursuant to Section 6 below.
(t)	Special Property.
Each of the following is a Special Property: A dwelling that exceeds one million dollars ($1,000,000) in value as determined by the Appraised Value, the Amended Value or the Buyer Value. Any dwelling not included in the definition of “Property” as set forth above that Company may choose to allow in the program. Upon direction of Company, HomeServices Relocation shall follow the procedures set forth in Section 5(d) hereof to acquire a Special Property.
(u)	Vacate Date.
The date the Employee vacates the Property and delivers possession to HomeServices Relocation pursuant to the Homesale Agreement.
Section 3. Services Provided.
HomeServices Relocation shall make the following services available to the Company or its Employees:
(a)	Coordination of Relocation Benefits.
At the Company’s request, HomeServices Relocation shall coordinate all relocation benefits with the transferring Employee and other service providers for the Company.
(b)	Expense Tracking and Tax Gross Up.
HomeServices Relocation shall track expenses, process invoices from service providers, process relocation expense reports, and calculate tax gross-ups in accordance with the Company’s then existing policy, which Company will provide to HomeServices Relocation upon request. These services shall be provided through HomeServices Relocation’s current computer systems, in coordination with the Company’s Accounting and Payroll Departments or in such other manner as the Company may determine.
(c)	Household Goods Moving Services.
At the Company’s request, HomeServices Relocation shall coordinate with the Employee the movement of the Employee’s household goods and furnishings. HomeServices Relocation shall contact a household goods carrier (the “Carrier”) to schedule an appointment with the Employee to survey the household goods to be moved. The Carrier shall be responsible for scheduling the packing, pickup, shipment and delivery of household goods and shall assist in the processing, negotiation and disposition of claims related thereto. These services shall be provided in accordance with the Company’s then existing relocation policy and the household goods contract between HomeServices Relocation and the Carrier.
(d)	Mortgage Services/Direct Billing.
At the Company’s request, HomeServices Relocation shall coordinate with the Employee the mortgage services offered through HomeServices Lending, LLC. The allowable closing cost reimbursements and/or direct bill charges will be monitored to ensure the charges comply with the Company’s policy. If Company does not request direct billing services, the costs will be paid by the employee at closing. If Company requests direct billing services, Company will provide HomeServices Relocation with a list of Employees eligible for direct billing benefits and a list of the specific reimbursable closing costs to be covered under the direct billing arrangement (the “Closing Cost Billing Detail”). If Company requests direct billing services, Company understands and agrees that by doing so it authorizes HomeServices Relocation to provide HomeServices Lending, LLC with the eligible Employees’ names and applicable Closing Cost Billing Detail(s) and to process and pay closing cost invoices on Company’s behalf under the terms of HomeServices Relocation’s Third Party Direct Bill Agreement with HomeServices Lending, LLC.
(e)	Home-finding Services.
At the Company’s request, one of HomeServices Relocation’s qualified consultants (the “Relocation Consultant”) shall assist the Employee in selecting a real estate broker(s) in the destination location and, in coordination with the broker(s), shall offer to familiarize the Employee with specific local practices and procedures relating to purchasing a home in the destination location.
(f)	Home-marketing Services.
At the Company’s request, the Relocation Consultant shall help the Employee develop an objective and unbiased marketing strategy based on two market analyses of the subject property from qualified brokers and/or sales associates and shall advise the Employee regarding selection of a listing sales associate, cosmetic improvements, marketing enhancements, and sales and contract negotiations (the “Marketing Strategy Analysis”). In addition to the initial Marketing Strategy Analysis, HomeServices Relocation may require regular market updates from the listing sales associate (together with the Marketing Strategy Analysis, the “Home-marketing Services”).
(g)	Home Sale Programs (Appraised Value, Amended Value and Buyer Value Option).

At the Company’s request, HomeServices Relocation shall coordinate and oversee a program providing the Employee with a home purchase offer based upon fair market value appraisals (the “Home Purchase Services”). For those Employees who are successful in selling their homes as a result of the Home-marketing Services, HomeServices Relocation will manage the sale through either an Amended Value Purchase or Buyer Value Option Program, as provided in Section 6 of this Agreement.
(h)	Rental Assistance Program.
At the Company’s request, HomeServices Relocation Consultant shall assist the Employee in finding rental accommodations. The Relocation Consultant shall discuss with the Employee his/her individual housing and community requirements and preferences, and amenities available in the various communities that might be of interest to the Employee.
(i)	Relocation Policy Consulting.
Upon the Company’s request, HomeServices Relocation shall assist the Company in developing competitive relocation policies. Depending on the Company’s needs, HomeServices Relocation shall either, (i) review the Company’s existing policy, make cost-effective recommendations and suggest enhancements to help the Company accomplish its relocation objectives, or (ii) help the Company develop a new policy. HomeServices Relocation shall provide periodic reviews of the Company’s relocation policy at no charge. The more time-consuming and labor-intensive task of creating a new policy may, however, involve modest consulting fees to be mutually determined by HomeServices Relocation and the Company at the time of the request.
(j)	Rental Tour.
At the Company’s request, The Relocation Consultant shall select a real estate broker(s) in the new location and shall arrange for the broker(s) to assist the Employee by providing community information for communities in the destination location. The selected real estate broker(s) shall accompany the Employee on an inspection tour of pre-screened rental properties and advise the Employee regarding negotiations. Fees for accompanied and personalized rental services will vary based on customary rental service fees for the area.
Section 4. Company’s Request for Services; Listing Agreements; Pre-funding.
(a)	Request for Services.
When the Company desires HomeServices Relocation to make available to an Employee one or more of the services described in this Agreement, an Authorized Representative shall notify HomeServices Relocation orally (with written confirmation to follow within 24 hours), electronically or in writing (the “Initiation”) of the Employee’s name, address and telephone number.
(b)	Listing Agreement.
The Company shall provide the Employee with appropriate literature supplied or approved by

HomeServices Relocation describing its services and shall inform the Employee that if the Employee enters into a listing agreement with a real estate broker, the Employee must make certain that no commission shall be due or payable as a result of a sale to HomeServices Relocation or the Company or any of their respective affiliates. In this connection, the Company shall instruct the Employee to insert into any listing agreement the following language:
“Notwithstanding any provision in this Listing Agreement to the contrary, this Listing Agreement is subject to the following provisions: It is understood and agreed by the parties that regardless of whether or not an offer is presented by a ready, willing and able buyer:
(1)	No commission or compensation shall be earned by, or be due and payable to, broker until the sale of the Property has been consummated between seller(s) and buyer, the deed delivered to the buyer, and the purchase price delivered to the seller(s); and
(2)	The seller reserve(s) the right to sell the Property to HomeServices Relocation, LLC or [Company name] or [Name of any other party to be covered by this exclusion clause] (individually and collectively a “Named Prospective Purchaser”) at any time. Upon the execution by a Named Prospective Purchaser and seller(s) of purchase agreement with respect to the Property, this Listing Agreement shall immediately terminate without obligation by the seller(s) or any Named Prospective Purchaser to either pay a commission or to continue this Listing Agreement. Seller(s) may notify broker of the termination of this Listing Agreement orally or in writing.”
(c)	Pre-Funding.
               (a) Upon HomeServices Relocation’s request, Company shall pre-fund any amounts to be incurred by HomeServices Relocation under the terms of this Agreement, including without limitation, Direct Costs, Initiation Costs, Interest Expenses, mortgage prepayments or payoffs, and Equity payments (including any Equity Advances as defined in Section 8(b)).
               (b) For amounts to be pre-funded, HomeServices Relocation shall, from time to time, (i) estimate the amount that the Company is required to pre-fund to Service Provider and (ii) issue such Funds Transfer Requests as may be necessary to cover its obligations. The pre-funding of any Equity Advances shall be subject to a separate Funds Transfer Request to the Company in accord with Section 8(b).
               (c) Company shall, within three (3) business days of receipt of a Funds Transfer Request from Service Provider, wire transfer the required funds to Service Provider’s designated bank. Upon verification of the receipt of funds in Service Provider’s account, Service Provider will release the funds as appropriate to carry out Service Provider’s obligations to Company under this Agreement.
Section 5. Home Purchase Services & Related Procedures.
(a)	Appraisals; Determination of Appraised Value.

(i)	Upon Initiation, and if requested by the Employee, HomeServices Relocation shall, for the purpose of establishing current market value, obtain written appraisals of the Property from two (2) independent qualified real estate appraisers (the “Appraised Value”). The Employee shall select the appraisers from a list provided by HomeServices Relocation. If the Employee fails to select appraisers within a reasonable period following receipt of the list from HomeServices Relocation, HomeServices Relocation may do so. If independent, qualified appraisers are not available, appraisals shall be obtained from two (2) real estate brokers selected by HomeServices Relocation. If the lesser of the two appraisal amounts is at least 95% of the greater of the two appraisal amounts, the Property’s Appraised Value shall be determined by averaging the two appraisals. If, however, the difference between the two appraisals is more than 5% of the greater appraisal amount, the Employee shall select a third appraiser, in which case the two closest appraisal amounts among the three appraisals conducted shall be averaged to determine the Appraised Value. HomeServices Relocation may, in its discretion, disregard any appraisal amount that it considers to be unsupportable. HomeServices Relocation will then confer with Company to determine a fair and equitable value based upon statistics provided by brokers.
(b)	Property Condition Disclosure Statement.
Promptly after Initiation, HomeServices Relocation shall furnish the Employee with a Property Condition Disclosure Statement (the “Disclosure Statement”). The Company shall instruct the Employee to complete and return the Disclosure Statement to HomeServices Relocation within ten (10) days after receipt. Unless otherwise instructed by the Company, HomeServices Relocation shall not make an offer to an Employee until after it has received and approved the completed Disclosure Statement.
(c)	Inspections; Broker’s Price Opinions.
HomeServices Relocation shall arrange to obtain a title search and report with respect to the Property, one or more broker’s price opinions, and such inspections of and reports regarding the Property as HomeServices Relocation shall determine, in its discretion, are necessary or advisable in connection with the purchase and resale of the Property, including but not limited to structural inspections, termite inspections, inspections and tests regarding the presence of hazardous and potentially hazardous substances, and mortgage condition, tax, judgment and litigation reports. The results of any physical inspection of the Property and any information disclosed to HomeServices Relocation or to the Company in the Disclosure Statement shall be disclosed to prospective third-party buyers of the Property.
(d)	Special Properties.
After the appraisals and inspections have been completed and before any offer is made to the Employee, or as soon thereafter as HomeServices Relocation can reasonably do so, HomeServices Relocation shall notify the Company if a Special Property has been identified. The Company may then request that HomeServices Relocation acquire the Special Property, in which event HomeServices Relocation shall review with the Company any special procedures that HomeServices Relocation may follow in connection with such Special Property, which special procedures shall be set forth in writing. HomeServices Relocation reserves the right, in its sole discretion, to refuse to acquire any Special Property. If HomeServices Relocation elects to purchase a Special Property, all references in this Agreement to a Property shall be deemed to include such Special Property, unless otherwise specified herein or agreed in writing by the Parties.
Section 6. Offer to Purchase.
(a)	Appraised Value Sale.
(i)	Upon determining the Property’s Appraised Value and after receiving the Disclosure Statement and the results of any reports or inspections that HomeServices Relocation deems necessary or advisable, HomeServices Relocation shall offer to purchase the Property from the Employee at the Appraised Value (as the same may be adjusted to reflect information contained in the inspections and reports obtained by HomeServices Relocation), by forwarding to the Employee an offer letter (the “Offer Letter”) and a Homesale Agreement (the “Homesale Agreement”). The amount of such offer shall be referred to herein as the “Appraised Value Price”.
(ii)	There shall be a 60-day offer period beginning the date of the Offer Letter (the “Offer Period”). At any time before the Offer Period expires, the Employee may accept HomeServices Relocation’s offer by signing the Homesale Agreement and returning it to HomeServices Relocation, together with all other documents required by HomeServices Relocation.
(iii)	After the Employee has accepted HomeServices Relocation’s offer and has returned the signed Homesale Agreement and all other documents required by HomeServices Relocation, HomeServices Relocation shall review the Homesale Agreement to ensure that no changes have been made. Upon making such determination, HomeServices Relocation shall sign the Homesale Agreement and purchase the Property in accordance with the terms of the Homesale Agreement, provided all the terms and conditions of the Homesale Agreement are met. If the Employee fails to accept HomeServices Relocation’s offer within the Offer Period in the manner set forth herein, HomeServices Relocation’s offer to purchase the Property shall automatically terminate without further notice or action by HomeServices Relocation and be of no further force or effect.
(b)	Amended Value Sale.
(i)	If the Employee, during the Offer Period and before executing this Homesale Agreement, receives from a prospective third-party buyer a written offer to purchase or a proposed sale agreement for the Property that, in its sole discretion, HomeServices Relocation determines to be bona fide (based on HomeServices Relocation’s consideration of factors including but not limited to whether such offer is (i) on terms substantially similar to the terms of the Homesale Agreement; (ii) not contingent upon the occurrence of any event (other than customary financing and inspections), including, without limitation, the third-party’s sale of any property or the Employee’s providing any financing; (iii) supported by adequate financing or the reasonable expectation of adequate financing; (iv) not made by a real estate broker representing Employee, by a member of Employee’s immediate or extended family (by blood or marriage) or by an entity in which Employee has more than a 10% ownership or equity interest; and (v) acceptable in terms of any discount points, repairs, or other concessions that Seller has agreed to pay, which shall be deducted from Employee’s Equity), HomeServices Relocation may amend the Purchase Price listed in the Homesale Agreement to equal the third party’s proposed price, taking into account any Adjustments (“the Amended Value”); provided, however, that if the Employee has signed a sales agreement or accepted a down payment or deposit on the third party’s proposed price or is otherwise deemed to have accepted a third party’s offer to purchase, then HomeServices Relocation shall have no obligation to amend the Purchase Price or otherwise proceed with its offer to purchase.
(ii)	Upon making Adjustments to the third party’s proposed purchase price and upon determining in its sole discretion that all requirements are met, HomeServices Relocation shall promptly advise the Employee that HomeServices Relocation is willing to amend its offer (the “Amended Offer”) to change the Purchase Price to the Amended Value, and HomeServices Relocation also shall advise the Employee of any Adjustments made in determining the Amended Value. Promptly after receiving notice of the Amended Value, the Employee shall give HomeServices Relocation telephone notice, confirmed in writing, of Employee’s intention to accept the Amended Offer. HomeServices Relocation shall then forward to the Employee an amendment that will be attached to and incorporated in the Homesale Agreement, and the Amended Value shall become the Purchase Price.
(iii)	The Employee shall then sign the Homesale Agreement and Amended Value Amendment and return both to HomeServices Relocation, together with the third party’s offer or proposed sales agreement, designating HomeServices Relocation as the seller therein, and all other documents required under the Homesale Agreement or by HomeServices Relocation. If HomeServices Relocation does not receive the signed Homesale Agreement within five (5) business days after the Employee orally accepts the Amended Offer, HomeServices Relocation’s Amended Offer shall automatically expire without further notice or action by HomeServices Relocation. If the third party’s proposed sale agreement is satisfactory to HomeServices Relocation, and if HomeServices Relocation has made all other necessary determinations, HomeServices Relocation shall execute the Homesale Agreement at the Amended Value price. The Equity payable to the Employee shall then be based on the Amended Value.
(iv)	If the third party’s offer is based on the assumption of, or taking title subject to, the Employee’s mortgage or any other Encumbrance and the third party assumes or takes title subject to such mortgage or Encumbrance, then, from and after the closing with the third party, HomeServices Relocation shall have no liability under or with respect to such mortgage or Encumbrance and shall have no obligation to indemnify or hold the Employee harmless from and against any claim for amounts due thereunder.

(c)	Buyer-Value Option Sale.
(i)	If, before HomeServices Relocation issues the Offer Letter, the Employee receives from a prospective third-party buyer a written offer to purchase or a proposed sale agreement for the Property that, in its sole discretion, HomeServices Relocation determines to be bona fide (based on HomeServices Relocation’s consideration of factors including but not limited to whether such offer is (i) on terms substantially similar to the terms of the Homesale Agreement; (ii) not contingent upon the occurrence of any event (other than customary financing and inspections), including, without limitation, the third-party’s sale of any property or the Employee’s providing any financing; (iii) supported by adequate financing or the reasonable expectation of adequate financing; (iv) not made by a real estate broker representing Employee, by a member of Employee’s immediate or extended family (by blood or marriage) or by an entity in which Employee has more than a 10% ownership or equity interest; and (v) acceptable in terms of any discount points, repairs, or other concessions that Seller has agreed to pay, which shall be deducted from Employee’s Equity), HomeServices Relocation may issue a Homesale Agreement at an amount equal to the third party’s proposed price, taking into account any Adjustments (the “Buyer Value”); provided, however, that if the Employee has signed a sale agreement or accepted a down payment or deposit on the third party’s proposed price or is otherwise deemed to have accepted a third party’s offer to purchase, then HomeServices Relocation shall have no obligation to amend the Purchase Price or otherwise proceed with its offer to purchase.
(ii)	Upon making Adjustments to determine whether the third party’s proposed purchase price is reasonable, and upon determining in its sole discretion that all other requirements are met, HomeServices Relocation shall promptly advise the Employee that HomeServices Relocation is willing to issue its offer at the Buyer Value, and HomeServices Relocation also shall advise the Employee of any Adjustments to the third party’s proposed price. HomeServices Relocation shall then issue a Homesale Agreement at the Buyer Value price. Promptly after receiving notice of the Buyer Value, the Employee shall give HomeServices Relocation telephone notice, confirmed in writing, of Employee’s intention to accept HomeServices Relocation’s Buyer Value offer.
(iii)	The Employee shall then sign the Homesale Agreement and return it to HomeServices Relocation, together with the third party’s offer or proposed sale agreement, designating HomeServices Relocation as the seller therein, and all other documents required under the Homesale Agreement or by HomeServices Relocation. If HomeServices Relocation does not receive the signed Homesale Agreement within five (5) business days after the Employee orally accepts its offer, HomeServices Relocation’s offer at the Buyer Value price shall automatically expire without further notice or action by HomeServices Relocation. If the third party’s proposed sale agreement is satisfactory to HomeServices Relocation, and if HomeServices Relocation has made all other necessary determinations, HomeServices Relocation shall execute the Homesale Agreement at the Buyer Value price. The Equity payable to the Employee shall then be based on the Buyer Value.

(iv)	If the third party’s offer is based on the assumption of, or taking title subject to, the Employee’s mortgage or any other encumbrance and the third party assumes or takes title subject to such mortgage or encumbrance, then, from and after the closing with the third party, HomeServices Relocation shall have no liability under or with respect to such mortgage or encumbrance and shall have no obligation to indemnify or hold the Employee harmless from and against any claim for amounts due thereunder.
(d)	Directed Offer Sale.
At the Company’s request and subject to the Company’s and the Employee’s satisfaction of all conditions set by HomeServices Relocation and to approval under and any limitations imposed according to HomeServices Relocation’s standard third-party credit extension policy, Company may set the price at which HomeServices Relocation will purchase a Property (“Directed Offer”). In a Directed Offer sale, the price specified by the Company takes the place of the Appraised Value Price, and the procedures otherwise applicable to an Appraised Value Sale apply.
Section 7. Payment of Equity.
(a)	Funding.
At the Company’s request and subject to the Company’s and the Employee’s satisfaction of all conditions set by HomeServices Relocation and to approval under and any limitations imposed according to HomeServices Relocation’s standard third-party credit extension policy, HomeServices Relocation will provide the funds necessary to make any Equity Advances (as defined in subsection (b) below), Equity payments, mortgage prepayments, lien payments, or other advances that may be required to fund the Purchase Price and purchase the Property. The Company shall repay any such amounts advanced, with interest, at the rate specified in Section 10, from the date of the original advance through the date HomeServices Relocation receives funds collected from the sale of the Property and, if applicable, any additional funds from the Company required to make up any shortfall.
(b)	Equity Advance.
(i)	If an Employee purchasing a home in a new location (the “Destination Location”) requires funds for a down payment or deposit on a home at the Destination Location, the Employee may request, at any time after HomeServices Relocation receives the Homesale Agreement signed by the Employee, an advance amount not to exceed one hundred percent (100%) of the anticipated Equity (an “Equity Advance”) less the Reserve set forth in Section 7(c) below. In addition to the Homesale Agreement, the Employee shall be required to sign and deliver to HomeServices Relocation an Early Equity Advance Agreement. HomeServices Relocation shall be under no obligation to advance funds to an Employee until it has received the Homesale Agreement and Early Equity Advance Agreement executed in accordance with HomeServices Relocation’s instructions. If required by HomeServices Relocation, the Early Equity Advance Agreement also shall be signed by the Employee’s spouse or other record title holder. The Equity Advance shall be credited against monies otherwise becoming due to the

Employee from HomeServices Relocation as a result of the sale of the Property. The Early Equity Advance Agreement, at the option of HomeServices Relocation, may be secured by a mortgage on the Property, in which event the Employee and the Employee’s spouse or other record title holder shall sign a mortgage or deed of trust in the form satisfactory to HomeServices Relocation.
(ii)	If, for any reason whatsoever, the Employee defaults under the Early Equity Advance Agreement, the Company agrees to pay the amount due thereunder to HomeServices Relocation immediately upon written notification of the default from HomeServices Relocation. Upon receipt of such payment, HomeServices Relocation shall assign the Early Equity Advance Agreement, without recourse, to the Company, and the Company shall be subrogated to the rights of HomeServices Relocation under the Early Equity Advance Agreement.
(c)	Equity Payment.
(i)	Promptly after the Execution Date, provided, however, that the Employee has signed and delivered to HomeServices Relocation all documents and information required by HomeServices Relocation, including but not limited to a power of attorney (the “Power of Attorney”) and a deed for the Property in the form acceptable to HomeServices Relocation, HomeServices Relocation shall pay to the Employee the Employee’s Equity, except that if the Execution Date occurs before the Vacate Date, HomeServices Relocation shall deduct from the Equity to be paid, and shall retain, a reserve of five hundred dollars ($500.00) (the “Reserve”) of the total Equity. HomeServices Relocation shall hold the Reserve until the Vacate Date. Promptly after the Vacate Date, HomeServices Relocation shall pay to the Employee the Reserve plus any unpaid portion of the Employee’s Equity, less any amounts necessary to place the Property in the condition warranted by the Employee in the Homesale Agreement. The Employee shall vacate the Property on or before the estimated Vacate Date as indicated to HomeServices Relocation unless HomeServices Relocation and the Company agree in writing to a later date. If the Employee actually vacates the Property on a date other than the estimated Vacate Date, HomeServices Relocation shall adjust the Employee’s Equity to reflect amounts prorated through the actual date that the Employee vacates the Property. If the Employee vacates the Property after the estimated Vacate Date, HomeServices Relocation reserves the right to charge the Employee directly for additional costs HomeServices Relocation incurs or accrues and for amounts prorated through the date the Employee actually vacates the Property.
(ii)	If the Employee has “Negative Equity” (as that term is used in the industry), HomeServices Relocation shall send to the Employee a closing statement, and the Employee shall pay to HomeServices Relocation the amount of the Negative Equity in accordance with the Homesale Agreement. The Company warrants that if the Employee refuses or is unable to pay the amount of Negative Equity, Company will pay the Negative Equity to HomeServices Relocation upon written notification by HomeServices Relocation.

Section 8. Responsibility for and Maintenance of the Property.
(a)	Employee.
The Employee shall be responsible for all payments relating to taxes, utilities, insurance, mortgages, loans, encumbrances, maintenance and other charges on the Property, due or to become due on or before the latter of the Execution Date or the Vacate Date.
(b)	HomeServices Relocation.
HomeServices Relocation assumes responsibility for all such payments due or to become due after the latter of the Execution Date or the Vacate Date. In addition, beginning when HomeServices Relocation assumes responsibility for the Property (as described in the previous sentence) and until title to the Property is transferred to a third-party buyer, HomeServices Relocation shall:
(i)	Keep the Property neat and in good repair and redecorate the Property, if desirable in the discretion of HomeServices Relocation, to maintain or improve the Property’s marketability, provided, however, that HomeServices Relocation shall not pay or incur any expenditures in excess of $2,500.00 in the aggregate without the Company’s approval;
(ii)	Keep the Property neat and free from debris and remove snow when necessary to permit access by potential third-party buyers;
(iii)	Arrange for and maintain in effect (x) fire and extended coverage insurance (and, if appropriate, and to the extent available, flood insurance) in an amount equal to the Property’s Appraised Value, Amended Value or Buyer Value, which insurance shall provide for a reasonable and customary deductible (which shall in no event exceed $1,000, except for earthquake damage coverage for which the deductible shall not exceed ten percent (10%) of the Property’s Appraised Value, Amended Value or Buyer Value), and (y) first dollar coverage under a comprehensive public liability policy. The premium amounts allocable to a Property, the amount of any payment pursuant to the deductible and any amounts paid in excess of policy limits shall be charged to the Company as a Direct Cost.
(c)	Existing Mortgage.
From and after the Closing Date, HomeServices Relocation may elect to pay in full or in part any existing indebtedness with respect to the Property. If requested by the Company and the Employee in writing before the earlier of the Execution Date or the Vacate Date, HomeServices Relocation agrees to satisfy any existing FHA or VA mortgage, if necessary to facilitate the Employee’s obtaining a FHA or VA loan secured by the home being purchased at the transferred-to location.
Section 9. Resale of the Property.
(a)	Process.

Upon receipt by HomeServices Relocation of the Homesale Agreement signed by the Employee and other documents required pursuant to Section 6, HomeServices Relocation shall list the Property with one or more real estate brokers selected by HomeServices Relocation. HomeServices Relocation will consult with Company regarding any offers on the Property. HomeServices Relocation will not accept an offer of less than 95% of a Property’s Appraised Value Price without advance written consent from Company; provided, however, that such consent shall not be unreasonably withheld.
(b)	Costs Incurred.
HomeServices Relocation shall advance all costs incurred in connection with the resale of the Property to a third-party buyer, including, but not limited to, real estate brokers’ commissions, transfer taxes, recording taxes and fees, financing costs of the buyer if required by a sale agreement, and other closing costs that HomeServices Relocation determines are necessary or customary under the circumstances.
(c)	Proceeds.
At HomeServices Relocation’s discretion, proceeds from the resale of the Property may be applied first to cover any amounts owed to HomeServices Relocation. Resale proceeds in excess of all amounts owed to HomeServices Relocation will be remitted to Company.
Section 10. Billing and Payment Procedures.
HomeServices Relocation shall bill the Company for, and the Company shall pay, the following service fees and other charges as set forth in this Section 10:
(a)	Initiation Billing.
(i)	AVO — HSR shall bill the Company an Initiation Service Fee of $1,800.00 for each file initiated. Includes Expense Reporting and Tax Management Services
(ii)	BVO — HSR shall bill the Company an Initiation Service Fee of $1,700.00 for each file initiated. Includes Expense Reporting and Tax Management Services.
(b)	Referral Fees — HSR will collect a standard referral fee for the home marketing and home sale service programs, whichever is applicable. This fee will be paid by the real estate broker on the referred transaction. Referrals are collected when closing is final on the respective property. In the event a referral fee is not able to be collected and HSR has had no negligence in the process, there will be a charge to the company of $1,050.00 in lieu of the referral collection.
(c)	Complete Rental Assistance Program — $500 (does not include Expense Reporting and Tax Management Services); $850 (includes Expense Reporting and Tax Management Services; pricing does not include any direct costs for orientation tour and rental search (based upon prevailing local market rates)
(d)	Expense Reporting and Tax Management Services — $550 for a la carte services.

(e)	Special Properties. A fee of $500.00.
(f)	Direct Costs.
The Company shall pay to HomeServices Relocation Direct Costs as described in Section 2(f).
(g)	Final Bill.
For each Property that it has sold, HomeServices Relocation shall submit to the Company a final bill for all fees, costs and expenses due for payment. The final bill shall contain a summary and calculation of all Home Purchase Service Fees, Initiation Costs, Direct Costs, Interest Expenses, and other amounts owed (or previously billed and paid) to HomeServices Relocation. If the final bill reflects a balance due to the Company, HomeServices Relocation shall promptly issue a credit to the Company for such amount.
(h)	Payment Due; Late Charges.
All HomeServices Relocation bills shall be due and payable within thirty (30) days from the invoice date. If HomeServices Relocation has not received payment within forty-five (45) days of the invoice date, it shall assess a late charge of one percent (1%) for each thirty (30) day period thereafter, until the invoice has been paid in full. If a dispute arises with respect to a portion of any invoice, the undisputed portion shall be due and payable in accordance with the above stipulated billing terms.
(i)	Interest Expenses.
Interest shall be charged on Equity Advances, Equity payments, mortgage prepayments and payoffs, lien payments and the like from the date of payment by HomeServices Relocation until the date HomeServices Relocation receives collected proceeds from the sale of the Property. Interest shall be computed on a per diem basis based on a 360 day year at the commercial prime rate (or its equivalent) as published in the Money Rates section of The Wall Street Journal (determined as the average of the daily rates in effect during the applicable month), plus 5%. The interest rate charged is subject to change only upon verification by HomeServices Relocation of a change in the rate of credit available to Company generally; in no event shall the interest rate be less than Company’s own cost of funds.
(j)	Rejection Fee.
If an Initiation is canceled by the Company, or if HomeServices Relocation’s offer to purchase is canceled, rejected or is not accepted within the Offer Period in accordance with the terms of this Agreement, the Company shall pay to HomeServices Relocation a rejection fee of $450, plus all Initiation Costs and Direct Costs incurred or accrued in connection with the Property.

Section 11. Accounting and Audit.
HomeServices Relocation shall keep adequate records and books of account with respect to the transactions to be performed pursuant to this Agreement, with complete entries made in accordance with generally accepted accounting principles. Such records and books of account shall be made available at reasonable times and upon not less than three (3) weeks’ prior written notice for examination and auditing by the Company or its representatives, during the term of this Agreement, and for six (6) months subsequent to termination by either Party. HomeServices Relocation shall continue to maintain such records for two (2) years after the date of the final bill for a Property.
Section 12. Termination.
(a)	Procedure.
HomeServices Relocation may, upon written notice to the Company, terminate this Agreement if the Company fails to pay any undisputed invoices ten (10) days after receiving a written request for payment from HomeServices Relocation. Either party may terminate this Agreement, with or without cause, upon not less than thirty (30) days’ prior written notice to the other party.
(b)	Post Termination Options.
From and after the date termination notice is given, HomeServices Relocation shall not be obligated to make any offers to Employees or to purchase any Property for which HomeServices Relocation has made an offer that the Employee has not accepted as of the termination notice date. As of the termination’s effective date, HomeServices Relocation may, at Company’s option, either: (a) continue to market and dispose of all Properties for which HomeServices Relocation has accepted a Homesale Agreement (referred to herein as “Contracted Inventory Properties”), in which event the terms of this Agreement, including, without limitation, Sections 10 and 15, shall continue to apply to such Contracted Inventory Properties, or (b) transfer to the Company such Contracted Inventory Properties whereupon the Company or its designee shall promptly purchase such Contracted Inventory Properties. If the Company or its designee purchases the Contracted Inventory Properties, it shall pay HomeServices Relocation the amount of any Equity Advances and Equity payments with respect to each Contracted Inventory Property, an additional fee of $2,000 for each Contracted Inventory Property, plus all unpaid Direct Costs. Such payment shall be made in accordance with the terms of Section 10.
Section 13. Indemnification.
(a)	Company.
The Company agrees to indemnify and hold HomeServices Relocation, their officers, directors, employees, representatives, agents and affiliates harmless from and against any and all claims, liabilities, losses, damages, expenses, costs and lawsuits (including reasonable attorneys’ fees) incurred or suffered by HomeServices Relocation, their officers, directors, employees, representatives, agents and affiliates (i) as a result of any breach, rescission or repudiation by an Employee of any provision of the Homesale Agreement or of a contract of sale with any third-party including, but not limited to, breaches of warranties concerning the presence or absence of encumbrances upon title, hazardous or toxic or potentially hazardous or toxic substances, and defects in physical or structural condition of a Property; (ii) arising out of or in connection with any action or failure to act by any Employee or any other person to whom relocation assistance is provided pursuant to the terms of this Agreement, including, but not limited to fraud, deceit, misrepresentation, negligent acts or omissions by the Employee or such other person and failure or inability of the Employee or such other person to make a cash adjustment, to make a total refund following rescission, or to fulfill any other obligations under a Homesale Agreement; (iii) arising out of or in connection with any demand, claim or legal action asserted against HomeServices Relocation by the buyer of a Property and not finally determined to have been caused substantially by the negligence or willful misconduct of HomeServices Relocation; (iv) as a result of the negligence or willful misconduct of Company, its officers, directors, employees or Authorized Representative(s); (v) as a result of HomeServices Relocation following any instruction given by Company or Authorized Representative(s); (vi) the breach, rescission or repudiation by Company or any Authorized Representative of any provision of this Agreement; (vii) the presence, in on or about any Property, of any hazardous, toxic or noxious substances of which HomeServices Relocation had no prior actual knowledge; or (viii) the Company’s decision to use the deed-in-blank process in lieu of the two-deed process. The right to indemnification provided for herein shall survive termination of this Agreement. Upon performance of its aforesaid obligation to indemnify HomeServices Relocation, the Company shall be subrogated to any rights of HomeServices Relocation against the Employee or any other person.
(b)	HomeServices Relocation.
HomeServices Relocation agrees to indemnify and hold the Company, its officers, directors, employees, representatives, agents and affiliates harmless from and against any and all claims, liabilities, losses, damages, expenses, costs and lawsuits (including reasonable attorneys fees) incurred or suffered by the Company, its officers, directors, employees, representatives, agents and affiliates (i) as a result of any breach by HomeServices Relocation of its duties and obligations pursuant to this Agreement; (ii) arising out of or in connection with any demand, claim or legal action asserted against Company by the buyer of a Property to the extent it is determined to have been caused substantially by the negligence or willful misconduct of HomeServices Relocation; (iii) as a result of the negligence or willful misconduct of HomeServices Relocation, its officers, directors, employees or agents; or (iv) as a result of the breach, rescission or repudiation by HomeServices Relocation, its officers, directors, employees or agents of any provision of this Agreement. The right to indemnification provided for herein shall survive termination of this Agreement. Upon performance of aforesaid obligation to indemnify Company, HomeServices Relocation shall be subrogated to the Company’s rights against any other person.
Section 14. Arbitration.
(a)	Arbitration.

If disputes between the Parties arise with respect to the terms and conditions of this Agreement, such disputes shall be resolved by and through an arbitration proceeding to be conducted under the auspices of the American Arbitration Association (or any like organization successor thereto) in Minneapolis, Minnesota. Such arbitration proceeding shall be conducted in as expedited a manner as is then permitted by the American Arbitration Association’s commercial arbitration rules (formal or informal), and the arbitrator or arbitrators in any such arbitration (an “Arbitration”) shall be persons who are knowledgeable in the subject matter of the dispute. No demand for arbitration may be made after the date when the institution of legal or equitable proceedings based on such claim or dispute would be barred by the applicable statute of limitations. Both the foregoing agreement of the Parties to arbitrate any and all such claims, and the results, determinations, findings, judgments and/or awards rendered through such Arbitration, shall be final and binding on the Parties and may be specifically enforced by legal proceedings.
(b)	Procedure.
Any arbitration shall be conducted before a panel of arbitrators selected in accordance with the rules of the American Arbitration Association. Each Party shall bear separately the cost of their respective attorneys, witnesses and experts in connection with such arbitration. Time is of the essence regarding this arbitration procedure, and the arbitrators shall be instructed and required to render their decision within 10 days following completion of the Arbitration.
(c)	Fees.
The Parties also agree that all awards, decisions and remedies in favor of a winning Party hereunder with respect to any issue shall be proportional to the violation caused by the losing Party with respect to that issue. All costs in conducting the Arbitration including the Arbitration filing fee, the arbitrator’s fees and expenses, and the prevailing Party’s reasonable legal fees and expenses (including legal fees and costs the prevailing Party incurs in seeking or resisting temporary or provisional court relief as set forth in Section 14(d) below), shall be the losing Party’s responsibility. If there are multiple issues in dispute and no Party prevails on them all, costs and legal fees shall be apportioned by the arbitrator according to the relative dollar value of each issue. The arbitrator’s award shall be final and binding. If either Party must resort to the judicial process to enforce the provisions of this Agreement, the award of an arbitrator or equitable relief granted by an arbitrator, the Party seeking enforcement shall be entitled to recover from the other Party all costs of litigation including reasonable attorneys’ fees and court costs.
(d)	Injunctive Relief.
The Parties agree and acknowledge that money damages may not be an adequate remedy for any breach of this Agreement’s provisions and that any Party may, in its sole discretion, apply for and secure specific performance and/or injunctive relief, without bond, pending final resolution on the merits in order to enforce or prevent any violations of this

Agreement’s provisions. Any such injunctive relief obtained shall be in addition to any remedies available by law.
Section 15. General Provisions.
(a)	Attorneys’ Fees.
In the event of any litigation between the Parties to this Agreement, the prevailing Party shall be entitled to immediate payment of all costs it incurred in the dispute, including, but not limited to, court or arbitration costs and reasonable attorneys’ fees.
(b)	Subsidiaries and Affiliates.
If the Company directs HomeServices Relocation to provide its services hereunder to any of the Company’s subsidiaries or affiliates, HomeServices Relocation is hereby authorized to provide such services and the Company agrees to guarantee the payments due HomeServices Relocation under the provisions of this Agreement should any subsidiary or affiliate be unwilling or unable to pay HomeServices Relocation.
(c)	Governing Law.
This Agreement shall be construed and enforced in accordance with, and governed by, the laws of the State of Minnesota.
(d)	Jurisdiction.
The Parties hereby agree that any suit, action or proceeding instituted against a Party hereto by the other Party may be brought in a state district court sitting in Hennepin County, Minnesota or the U.S. District Court for the District of Minnesota. Each Party hereby submits to the nonexclusive jurisdiction of said courts.
(e)	Assignment.
Neither Party may assign this Agreement without the other Party’s prior written consent, which consent shall not be unreasonably withheld, except that HomeServices Relocation may assign its interest to an affiliated or successor entity upon prior written notice to the other Party. If an assignment is permitted, the assigning Party shall remain liable for all of its duties and obligations hereunder. Any purported assignment in violation of the provisions hereof shall be void and of no effect. The terms, covenants, conditions and provisions of this Agreement shall be binding upon and inure to the benefit of the Parties’ successors.
(f)	No Third Party Beneficiaries.
No Employee or other person, or entity, except for the Company and HomeServices Relocation shall have any enforceable rights under this Agreement.
(g)	No Waiver.

Either Party’s failure to insist, in any one or more instances, on strict performance of any of the provisions or terms of this Agreement shall not be construed as a waiver or relinquishment of any such provision or term, but the same shall continue and remain in full force and effect.
(h)	Entire Agreement.
This Agreement contains the Parties’ entire agreement with respect to the subject matter hereof and supersedes any prior oral or written understandings between the Parties regarding the same.
(i)	No Oral Modification.
This Agreement may not be terminated, modified, altered or amended orally. Any such termination, modification, alteration or amendment shall be in writing, duly executed by both Parties.
(j)	Severability.
If any provision in this Agreement shall be determined to be invalid, illegal or unenforceable in any respect, the remaining provisions of this Agreement shall not be impaired in any way, and the illegal, invalid or unenforceable provision shall be fully severed from this Agreement, and there shall be automatically added a replacement provision as similar in terms and intent to such severed provision as may be legal, valid and enforceable.
(k)	Captions.
The captions and headings in this Agreement are included for convenience of reference only and shall not be interpreted to affect the substance of the provisions of this Agreement.
(l)	Notices.
All notices given by either Party to the other shall be in writing and shall be given personally or sent by certified mail, postage prepaid, return receipt requested, to the Parties’ respective addresses set forth at the head of this Agreement. Any Party may change the address to which notices are to be sent by giving notice to the other in the manner provided above. Notices shall be deemed given upon receipt or three (3) days after mailing as aforesaid, whichever is earlier.
(m)	Equal Opportunity; Non-Discrimination.
HomeServices Relocation is an equal opportunity employer and HomeServices Relocation shall sell, list and otherwise deal with each Property in full compliance with all laws prohibiting discrimination on the basis of age, race, religion, sex, handicap, familial status, color, national origin, or marital status.
IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed by their duly authorized respective officers, effective as of the day and year first above written.

HOMESERVICES RELOCATION, LLC		XANODYNE PHARMACEUTICALS, INC.

BY:	/s/ J. W. Mullarky	BY:	/s/ Kevin T. Anderson

	Signature		Signature
	J. W. Mullarky		Kevin T. Anderson, Esq.

	Printed Name		Printed Name

TITLE:	V. P.	TITLE:	Chief Compliance Officer

DATE:	30 November 07	DATE:	30 November 2007